DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Entity #
C22631-1998
Document Number:
20050524518-72

Date Filed:
11/2/2005 1:30:14 PM
In the office of
[signature]

Dean Heller
Secretary of State

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation
(PURSUANT TO NRS 78.1955)

Important: Read attached instructions before completing form.

Certificate of Designation
For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

THE CYBER GROUP NETWORK CORPORATION

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock:

The Company is designating Forty Eight Million (48,000,000) of the authorized shares of Preferred Stock designated as "Series B Convertible Preferred Stock." The conversion provisions and voting rights are summarized as follows (PLEASE SEE ATTACHED EXHIBIT "A" FOR ADDITIONAL PREFERENCES, RIGHTS, AND RESTRICTIONS ON THESE SHARES):

3. Effective date of filing (optional): 11/1/05

(must not be later than 90 days after the certificate is filed)

4. Officer Signature: R. [signature], C.E.O.

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

SUBMIT IN DUPLICATE

This form must be accompanied by appropriate fees. See attached fee schedule.

Nevada Secretary of State [illegible]
Revised on [illegible]

EXHIBIT “A”

CERTIFICATE OF DESIGNATION
of
SERIES B CONVERTIBLE PREFERRED STOCK
of
CYBER GROUP NETWORK CORPORATION

(Adopted pursuant to Section 78-1955 of the
General Corporation Law of Nevada)

The undersigned hereby certifies that the Board of Directors of CYBER GROUP NETWORK CORPORATION, a Nevada corporation (the “Company”), duly adopted the following resolutions effective as of October 31, 2005:

WHEREAS, the Articles of Incorporation of the Company, as amended, authorizes the Preferred Stock of the Company to be issued in series and authorizes the Board of Directors to determine the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares and designation of any such series; and

WHEREAS, the Board of Directors desires, pursuant to its authority, to fix the terms of a series of Preferred Stock, the number of shares constituting that series, and the designation of that series;

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby fix and determine the designation of, the number of shares constituting, and the rights, preferences, privileges, and restrictions relating to a series of Preferred Stock as follows:

A. Forty Eight Million (48,000,000) of the authorized shares of Preferred Stock are hereby designated “Series B Convertible Preferred Stock” (the “Series B Preferred”).

B. Rights and Preferences of Series B Preferred. The rights, preferences, privileges, restrictions and other matters relating to the Series B Preferred are as follows:

1. Voting Rights.

(a)  Except as otherwise provided herein or by law, each holder of shares of Series B Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series B Preferred will be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), at each meeting of the stockholders of the Company (and for purposes of written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Company for their action or consideration, and shall be entitled notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with the bylaws of the Company, and except as provided in Section 1(b), shall be entitled to vote, together with holders of Common Stock as a single class, with respect to any matter upon which holders of Common Stock have the right to vote.

(b) For so long as any shares of Series B Preferred remains outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority in interest of the outstanding Series B Preferred voting as a separate class shall be necessary for any amendment, alteration, or repeal of any provision of the Company’s Articles of Incorporation (including this Certificate of Designation) or any other corporate action that requires shareholder vote or consent, including but not limited to corporate action that alters or changes the voting powers, preferences, or other special rights or privileges, or restrictions of the Series B Preferred so as to affect them adversely.

(c) For so long as any shares of Series B Preferred remains outstanding, the authorized number of the Board of Directors of the Company shall consist of six (6) members and the holders of Series B Preferred, voting together as a separate class, shall be entitled to elect four (4) members of the Board of Directors (the “Preferred Stock Director-Designee”), the holders of Common Stock, voting together as a separate class, shall be entitled to elect two (2) members of the Board of Directors. In the event of a vacancy in the office of any director elected by the holders of any class, a successor shall be elected to hold office for the unexpired term of such director by the holders of shares of such separate class.

2. Conversion. The holders of the Series B Preferred shall have the following rights with respect to the conversion of the Series B Preferred into shares of Common Stock (the “Conversion Rights”):

(a) Mandatory Conversion. Upon the effective date of the Company’s filing of an amendment to its Articles of Incorporation increasing the number of shares of Common Stock the Company is authorized to issue sufficient to permit full conversion of all Series B Preferred shares into shares of common stock (“Conversion Event”), each share of Series B Preferred outstanding shall automatically convert into the number of shares of the Company’s Common Stock as set forth in Section 2(b) hereof.

(b) Conversion Rate. The Total Aggregate Number of Series B Preferred outstanding shall be converted upon the Conversion Event into an amount of shares of the Company’s common stock equal to 89.5% of the total outstanding shares of the Company’s common stock at the time of conversion; each holder of the Series B Preferred shall receive their share of the Company’s common stock, as converted, pro-rata, in proportion to their ownership of shares of the Series B Preferred.

(c) Mechanics of Conversion. On the date of the Conversion Event each certificate representing shares of Series B Preferred outstanding shall automatically, without any further action on the part of the holder, be deemed to represent such number of shares of Common Stock such shares of Series B Preferred are convertible into and the holders of Series B Preferred shall thereafter be treated for all purposes as the record holder of such shares of Common Stock. If any holder of shares of Series B Preferred desires, it may surrender its certificate representing its Series B Preferred Stock to the Company or the Company’s transfer agent for the Series B Preferred and the Company shall promptly issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder’s shares of Series B Preferred have been converted and shall promptly pay in cash the value of any fractional share of Common Stock otherwise issuable to any holder of Series B Preferred (determined based on the closing price of the Company’s Common Stock on the date of the Conversion Event) as set forth in Section 2(j) below. The Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series B Preferred are either delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

(e) Adjustment for Stock Splits and Combinations. Any subdivision, combination, stock dividend or distribution or other similar adjustment of the capital stock of the Company at any time or from time to time after the date that the first share of Series B Preferred is issued (the “Original Issue Date”) but before the full conversion of the Series B Preferred shall have no effect on the conversion rate as set forth in Section 2(b) and the Total Aggregate Number of Series B Preferred outstanding shall be converted upon the Conversion Event into an amount of shares of the Company’s common stock equal to 89.5% of the total outstanding shares of the Company’s common stock (as adjusted) at the time of conversion; each holder of the Series B Preferred shall receive their share of the Company’s common stock, as converted, pro-rata, in proportion to their ownership of shares of the Series B Preferred.

(f) Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Series B Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series B Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(g) Adjustment for Merger or Reorganization. In case of any consolidation or merger of the Company with or into another corporation, each share of Series B Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Company deliverable upon conversion of such Series B Preferred Stock would have been entitled upon such consolidation or merger.

(h) No Impairment. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 2 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series B Preferred Stock against impairment.

(i) Notice of Record Date. If prior to the occurrence of the Conversion Event:

(i)  the Company declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Company;

(ii)  the Company subdivides or combines its outstanding shares of Common Stock;

(iii)  there is any reclassification of the Common Stock of the Company (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Company into or with another corporation; or

(iv)  there is a Liquidation of the Company;

then the Company shall cause to be filed at its principal office or at the office of the transfer agent of the Series B Preferred Stock, and shall cause to be mailed to the holders of the Series B Preferred Stock at their last addresses as shown on the records of the Company or such transfer agent, at least ten (10) days prior to the record date specified in (A) below or twenty (20) days before the date specified in (B) below, a notice stating:

(A)  the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

(B)  the date on which such reclassification, consolidation, merger, or Liquidation is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, or Liquidation.

(j) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the closing price of the Company’s Common Stock traded on the OTC Bulletin Board on the date of the Conversion Event (or if the Company’s Common Stock is not traded on the OTC Bulletin Board on the date of the Conversion Event, the fair market value of the Company’s Common Stock as determined by the Board of Directors).

3. Reservation of Shares.

After the occurrence of the Conversion Event the Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed by its Chief Executive Officer on this 31st day of October, 2005.

/s/ R. Scott Cramer
R. Scott Cramer, Chief Executive Officer